Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ATLANTIC INTERNATIONAL CORP.,

as Atlantic,

A36 MERGER SUB INC.,

as the Merger Sub,

and

STAFFING 360 SOLUTIONS, INC.,

as the Company,

As of:

Dated November 1, 2024

TABLE OF CONTENTS

Title	Page

Article I Definitions	- 1 -

Article II The Merger	- 2 -

Article III Closing	- 5 -

Article IV Covenants	- 12 -

Article V Representations and Warranties of Atlantic and Merger Sub	- 17 -

Article VI Representations and Warranties Regarding the Company Entities	- 26 -

Article VII [Intentionally Omitted]	-51 -

Article VIII Termination	- 51 -

Article IX Miscellaneous	-52 -

- i -

ANNEXES AND EXHIBITS

Annexes

Annex A	Definitions

Exhibits

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Certificate of Incorporation of Surviving Company

- ii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of November 1, 2024 (the “Agreement Date”), by and among Atlantic International Corp., a Delaware corporation (“Atlantic”), A36 Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Atlantic (“Merger Sub”), and Staffing 360 Solutions, Inc., a Delaware corporation (“the “Company”). Each of Atlantic, Merger Sub and Company are hereinafter referred to as a “Party,” and collectively as the “Parties.”

RECITALS

A. Company is engaged in the business of providing permanent, temporary and temporary-to-permanent placement services, managed service provider services and vendor management system services (the “Business”);

B. The board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Contemplated Transactions are fair and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the Company Stockholders (the “Company Board Recommendation”);

C. The Parties intend that upon the Closing, subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “Delaware Law”), Atlantic will cause Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Atlantic; and

D. Upon completion of the Merger, each share of the issued and outstanding common stock of the Company (“Company Common Stock”) immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be canceled and converted into the right to receive the Merger Consideration.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Definitions

1.1 Definitions. Unless otherwise defined herein, certain capitalized terms used herein have the meanings set forth in Annex A attached hereto.

1.2 Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Article II

The Merger

2.1 The Merger.

(a) Surviving Entity and Effective Time.

(i) As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company. Concurrent with or immediately prior to the Effective Time, the Parties shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Law (the time of filing of the Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).

(b) On or before the Closing Date, the certificate of incorporation of Company shall be, and the Parties shall take or cause to be taken all action required to cause the certificate of incorporation of Company to be amended by the filing of a certificate of amendment (the “Company Certificate of Amendment”) as set forth in Exhibit B and shall be the certificate of incorporation of the Surviving Company.

(c) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

(d) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

(e) The Parties intend that for federal income tax purposes the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and (B) this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code (the “Intended Tax Treatment”). Each of the Parties hereby agrees that such Party will prepare and file all Tax Returns consistently with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, during the course of any audit, litigation or other proceeding with respect to Tax or otherwise.

2.2 Conversion and Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Atlantic, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive the Merger Consideration. “Merger Consideration” means (i) a number of shares of validly issued, fully paid and nonassessable shares of common stock of Atlantic, par value of $.00001 per share (the “Atlantic Common Stock”), equal to the Exchange Ratio, with any resulting fractional shares to be rounded to the nearest whole share.

(b) Cancellation of Excluded Shares. Each share held in the treasury of the Company or owned by any direct or indirect wholly-owned Company Subsidiary and each Share owned by the Merger Sub, Atlantic or any direct or indirect wholly owned Subsidiary of Atlantic immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Shares of Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

(d) Exchange Agent. On or prior to the Closing Date, Atlantic will select a transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). Promptly after the Effective Time, Atlantic shall cause each person who was, at the Effective Time, a holder of record of Company Common Stock entitled to receive the Merger Consideration pursuant hereto instructions for use in effecting the surrender of the non-certificated Company Common Stock represented by book-entry in exchange for the Merger Consideration. The holder of such Company Common Stock shall be entitled to receive in exchange therefor the Merger Consideration, pursuant to the Exchange Ratio and the terms of this Agreement. Until surrendered as contemplated by this Section 2.2(d), each book-entry share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which holder of such book-entry share is entitled to.

(e) Company Options. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into and become an option to purchase Parent Common Stock (each, an “Assumed Option”), and Parent shall assume the Assumed Option and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 2.2(e) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2)the Parent Board or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 2.2(e), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(f) Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Parent Common Stock (each, an “Assumed Warrant”), and Parent shall assume the terms of the Company Warrant by which such Company Warrant is evidenced (but with changes to such documents as Parent and Company mutually agree are appropriate to reflect the substitution of the Company Warrant by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under the Company Warrant assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant assumed by Parent in accordance with this Section 2.2(f) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

2.3 Indebtedness. At the Closing, Atlantic shall pay to Company in immediately available funds by wire transfer the amount of $5,500,000 that will be used by Company solely to repay Indebtedness.

2.4 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded, properly in writing, appraisal for such Shares in accordance with Section 262 of the Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration.

Article III
Closing

3.1 Time and Place of the Closing. The consummation of the Merger (the “Closing”) shall take place remotely by the exchange of electronic documents and signatures (and the date of the Closing, being the “Closing Date”). The Closing may take place in such other manner or at such location, as may be mutually agreed upon by the Parties. The transfers and deliveries described in this ARTICLE III shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this ARTICLE III shall have occurred or been waived on or as of the Closing Date.

3.2 The Company’s Deliveries. At or prior to the Closing, the Company shall execute and/or deliver, or cause to be delivered to Atlantic all of the following:

(a) a Current Report on Form 8-K filed together with a copy of this Agreement, and approval of the Company Shareholders at a special meeting of stockholders (the “Special Meeting”) for, among other Stockholder Approval Matters as set forth in Staff’s Proxy Statement/Prospectus, the Staff Merger and the receipt of the Merger Consideration in connection with the Contemplated Transactions;

(b) written resignations of the members of the Company Board, effective as of the Closing Date, executed by each such director;

(c) the Certificate of Merger, in the form attached hereto as Exhibit A, duly executed by an authorized officer of the Company;

(d) a certificate substantially in the form described in Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), duly executed by the Company;

(e) a signed agreement between the Internal Revenue Service and Company concerning the terms of settlement mutually agreeable to Atlantic;

(f) a signed settlement agreement with the appropriate Jackson Investment (“Jackson”) party converting the Company’s indebtedness with the appropriate Jackson party whereby: (i) all interest accrued and payable to appropriate Jackson party will be waived or forgiven; (ii) the principal amount of the Loan will be converted into a certain number of shares of Company Preferred Stock to be agreed to by the parties which shall then depending on certain conditions convert to up to 5.6 million shares of Atlantic Common Stock. All shares in each case subject to a one-year lockup;

(g) signed agreements to be mutually agreed to by the Parties whereby the applicable parties shall: (i) convert any amounts owed in Earned Contingent Cash Payment into five million (5,000,000) Series H Preferred Shares of the Company and waive any interest/dividends or other payments due from the Company related to such Earned Contingent Cash Payment; and then (i) convert all Series H Preferred Shares into 3,500,000 shares of Atlantic Common Stock which shall piggy-back registration rights commencing 6 months after Closing and a lock-up such that: (A) (i) all of the shares are subject to a lock up for the 6 months after Closing; (ii) 1,750,000 shares of Atlantic Common Stock are subject to a lock-up for the period starting on 6 months after Closing until 9 months after Closing; (iii) 875,000 shares of Atlantic Common Stock are subject to a lock-up for the period starting on 9 months after Closing until 12 months after Closing; and (iv) the lock-up shall terminate 12 months after Closing and (B) the lock-up shall not apply to the extent shares of Atlantic Common Stock must be sold to pay any taxes from such applicable holder;

(h) a signed agreement to be mutually agreed to by the Parties whereby the Company shall issue to Chapel Hill Partners 100,000 shares of Company Common Stock to Chapel Hill Partners on terms to be mutually agreed to by the Parties;

(i) a Closing balance sheet certified by the Company’s CEO;

(j) amended employment agreements, signed by Brendan Flood and Alicia Barker as President and Executive Vice President, respectively;

(k) all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company Entities, if not already located on the premises of the Company; and

(l) certificates duly executed by the appropriate officers of the Company: (i) certifying as to (A) the Company’s Governing Documents, (B) resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and all documents delivered by the Company hereunder and in connection with the Merger, (C) incumbency and specimen signatures with respect to the directors of the Company executing any document delivered by the Company hereunder and in connection with the Merger, and (D) reviewed interim financial statements for the quarter immediately prior to the filing of the Registration Statement, consisting of the balance sheet of the Company and the related statements of income, shareholders’ equity and cash flows, previously delivered to Atlantic prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (ii) containing a certificate of good standing of the Company issued not earlier than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware.

3.3 Atlantic’s Deliveries. At or prior to the Closing, Atlantic shall execute and/or deliver, or cause to be delivered, all of the following: certificates duly executed by the appropriate officers of Atlantic certifying as to (i) Atlantic’s Governing Documents, (ii) resolutions of Atlantic’s board of directors (the “Atlantic Board”), authorizing the execution, delivery and performance of this Agreement and all documents delivered by Atlantic hereunder and in connection with the Merger, and (iii) incumbency and specimen signatures with respect to the officers of Atlantic executing any document delivered by Atlantic hereunder and in connection with the Merger, on behalf of the Company, and containing certificates of good standing of Atlantic and Atlantic Merger Sub issued not earlier than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware.

3.4 Access to Information; Confidentiality.

(a) Except (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege, the Company will afford Atlantic and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business of the Company, including the status of product development efforts, properties, results of operations and personnel of the Company, as Atlantic may reasonably request. The Company shall make available to Atlantic any appropriate individuals for discussion of its business, properties and personnel as Atlantic may reasonably request. Atlantic will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Atlantic during the period prior to the Closing to obtain all information concerning the business of Atlantic as Atlantic may reasonably request.

(b) All information obtained by Atlantic, Merger Sub or their respective Representative pursuant to this Section 3.4 shall be kept confidential in accordance with that certain Mutual Nondisclosure Agreement, dated November 14, 2023, by and between the Company and Atlantic.

3.5 Conditions Precedent to Closing. The respective obligations of each Party to this Agreement to complete the Merger are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) The Parties shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by the Parties at or before Closing.

(b) There shall be no pending or threatened material Third Party Actions seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have a Material Adverse Effect on any Party, or any Order providing for any of the foregoing.

(c) Atlantic shall have obtained approval of this Agreement, the Merger and the Contemplated Transactions hereto by vote of the Atlantic Board of Directors in accordance with the Delaware Law, and Atlantic’s Governing Documents.

(d) Company shall have obtained approval of this Agreement, the Merger and the Contemplated Transactions hereto by required vote of the Company Stockholders in accordance with the Delaware Law, and Company’s Governing Documents.

3.6 Atlantic’s Conditions. The obligations of the Atlantic to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which Atlantic may waive:

(a) The Company shall have complied with Section 3.2.

(b) The Company shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement.

3.7 The Company’s Conditions. The obligations of Company to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which the Company may waive:

(a) Atlantic shall have complied with Section 3.3; and

(b) Atlantic shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement.

3.8 Public Announcements.

(a) Exclusive of filings required under this Agreement, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Atlantic or, after the Closing, Atlantic; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Atlantic, if the disclosing party is the Company, or with the Company, if the disclosing party is Atlantic, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Atlantic and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 3.8 and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 3.8 or otherwise in this Agreement, the Parties agree that the Parties and their respective Representatives may provide general information about the subject matter of this Agreement and the Contemplated Transactions contemplated hereby to any investment banker under confidentiality agreements signed in connection with a financing to be undertaken by Atlantic.

(b) The Company, on the one hand, and Atlantic, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company or Atlantic, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Atlantic shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Atlantic shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

3.9 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company and Atlantic shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Interests of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) The Company shall (i) notify Atlantic promptly upon receipt of any Company Acquisition Proposal by the Company, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal, and (ii) keep Atlantic fully informed on a current basis of any modifications to such offer or information.

(c) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) except as contemplated by the Agreement, prepare or take any steps in connection with an offering of any securities of any Company Entity (or any Affiliate or successor of any Company Entity); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that nothing in this Section 3.9(c) shall prohibit the Company from entering into any Contracts in the Ordinary Course of Business. The Company agrees to (A) notify Atlantic promptly upon obtaining any Company Acquisition Proposal by any Company Party, and to describe the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of any Person making such Company Acquisition Proposal) and (B) keep the Company and Atlantic reasonably informed on a reasonably current basis of any modifications to such offer or information.

3.10 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents in effect as of immediately prior to the Closing Date, solely with respect to any acts, errors or omissions occurring on or prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing Date for a period of six (6) years and (ii) Atlantic will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, Atlantic shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in Atlantic’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of Atlantic’s Governing Documents or in other applicable agreements in effect as of immediately prior to the Closing Date shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing Date in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing Date or at any time prior to such time, were directors or officers of the Company or Atlantic, as the case may be (the “Atlantic D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Closing Date by reason of the fact that such Atlantic D&O Person was a director or officer of the Company Atlantic immediately prior to the Closing Date unless such amendment, repeal or other modification is required by applicable Law.

(b) Atlantic shall not have any obligation under this Section 3.10 to any Atlantic D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Atlantic D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Company shall purchase at or prior to Closing and maintain in effect for a period of six (6) year after the Effective Time without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company and Atlantic as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy or policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Atlantic’s directors’ and officers’ liability insurance policies as of the date of this Agreement and shall include Atlantic as an additional insured.

(d) If, following the Closing, Atlantic (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Atlantic shall assume all of the obligations set forth in this Section 3.10.

(e) The Atlantic D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 3.10 are intended to be third-party beneficiaries of this Section 3.10. This Section 3.10 shall survive the consummation of the Merger contemplated by this Agreement and shall be binding on all successors and assigns of Atlantic.

3.11 Post-Closing Directors and Officers. After Closing, Atlantic shall have the right to appoint the members of the Company Board.

3.12 No Third-Party Beneficiaries. Except as expressly stated in this ARTICLE III, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this ARTICLE III are included for the sole benefit of Atlantic and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Atlantic, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, contingent worker or service provider of the Company, or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

3.13 Tax Matters.

(a) Atlantic and the Company shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the preparation and filing of any Tax Returns of the Company Entities and (ii) any Action with respect to Taxes and Tax Returns of the Company Entities, in each case, with respect to any Pre-Closing Tax Period (including any Straddle Period). Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Company shall prepare and file, or cause to be prepared and filed, at Company’s expense, all Tax Returns that are required to be filed by, or with respect to, the Company Entities for taxable periods ending on or prior to the Closing Date. For the avoidance of doubt, Company will prepare and timely file (taking into account any automatic extensions available under applicable Law) all Company Entities income Tax Returns related to the 2023 taxable period. Any Tax Returns prepared by the Company with respect to taxable periods ending on or prior to the Closing Date shall be prepared in a manner consistent with past practices of the Company Entities, unless otherwise required by applicable Law. At least thirty (30) days prior to the date on which such Tax Return is filed (or, if required to be filed within thirty (30) days of the Closing Date or the end of the applicable tax period, as soon as reasonably practicable following the Closing Date or such tax period), the Company will submit such Tax Return to Atlantic’s review, comment and consent (not to be unreasonably withheld, conditioned or denied). Atlantic will notify the Company of any comments or objections to such Tax Returns within ten (10) Business Days of receipt. In the event that Atlantic fails to comment or object within ten (10) Business Days, Atlantic will be deemed to consent to such Tax Return. The Company shall claim any Transaction Tax Deductions in the taxable period of the Company Entities that includes the Closing Date to the extent such Transaction Tax Deductions are allocable to such period at a “more likely than not” comfort level (as determined by the Company and/or its Tax Return preparer in their reasonable discretion).

(c) Atlantic shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by, or with respect to, any Straddle Periods. Any such Tax Returns shall be prepared in a manner consistent with past practices of the Company Entities, unless otherwise required by applicable Law. Atlantic shall not, and shall not permit the Company Entities or any of their Related Parties to, take any action on the Closing Date and after the Closing that is not in the Ordinary Course of Business and that could reasonably be expected to increase the Company’s liability for Taxes, except to the extent such action is contemplated by this Agreement. None of Atlantic or any of Atlantic’s Related Parties shall (or shall cause or permit the Company Entities or any of their respective Related Parties to): (i) amend, re-file or otherwise modify any previously filed Tax Return of the Company Entities with respect to a Pre-Closing Tax Period; (ii) surrender any right to claim a refund of Taxes; (iii) initiate any voluntary disclosure agreement or program, or similar process, with any Tax authority regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of the Company Entities; or (iv) agree to the waiver of or an extension to the statute of limitations period applicable to the Company Entities, in each case, with respect to any Pre-Closing Tax Period (or portion thereof).

3.14 Straddle Period Taxes. Wherever applicable for this Agreement, in the case of a Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company or its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which any of the Company Entities holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, all Transaction Tax Deductions claimed on a Tax Return filed pursuant to this Section 3.14 shall be allocated to the pre-Closing portion of the Straddle Period.

Article IV
Covenants

4.1 Certain Covenants. In addition to other obligations contained in this Agreement, the Parties hereto shall perform their respective obligations under the following covenants:

(a) Reasonable Efforts. Each of the Parties hereto will use all reasonable efforts to take, or cause to be taken, all actions as are to be taken by each of them, respectively, or cause to be done all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, however, that each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested. Atlantic shall promptly inform the Company of any communication between Atlantic, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Atlantic of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall each give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the others in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.1 conflicts with any other covenant or agreement in this ARTICLE IV that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

4.2 Certain Negative Pre-Closing Covenants of the Company. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company; provided that in no event shall actions taken by or on behalf of, the Company in compliance with this Section 4.2 or other provisions of this Agreement constitute a Breach of this Agreement.

Without limiting the generality of the foregoing, from and after the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic, not do any of the following:

(a) enter into, amend, modify, waive any material benefit or right under or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material Contract) other than Ordinary Course of Business and not material in amount, either individually or in the aggregate;

(b) amend, supplement, restate or modify its Governing Documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;

(e) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by the Company, except Permitted Encumbrances;

(f) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof other than issuances of Company Common Stock;

(g) incur any Indebtedness in excess of $50,000 in the aggregate for borrowed money, other than in the Ordinary Course of Business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(h) make or commit to make any capital expenditure in excess of $100,000 in the aggregate other than currently contemplated capital expenditures set forth on Schedule 4.2(h) of the Disclosure Schedules;

(i) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in the Company, or repurchase, redeem or acquire any ownership interests in the Company;

(j) make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of the Company, (ii) any increase in the compensation payable or to become payable to any employee of the Company or (iii) any modification, termination or renewal of any Company benefit arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements except as required by applicable Law or pursuant to the terms of any Company Plan;

(k) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(l) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(m) pay, discharge, satisfy or settle any Action or waive, assign or release any rights or claims with respect thereto, other than settlements in the Ordinary Course of Business that involve (x) the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property or (y) payment for applicable insurance policies, including worker’s compensation policies;

(n) except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $50,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(o) except as required pursuant to applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Plan of the Company, other than in the Ordinary Course of Business, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above with annual fees of $100,000 or above, other than in each case annual and merit-based raises made in the Ordinary Course of Business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or contingent worker of the Company, (D) waive or release any non-competition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of the Company, or (E) terminate (other than for cause) or furlough the employment of any individual set forth on Schedule 4.2 of the Disclosure Schedules;

(p) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $50,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Atlantic or any of its Affiliates after the Closing);

(q) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(r) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(s) make any Change of Control Payment that is not set forth on Schedule 4.2 of the Disclosure Schedules; or

(t) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.3 Certain Negative Pre-Closing Covenants of Atlantic. From and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlantic shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, under its credit facilities, or in connection with any secondary public offering, or as expressly consented to in writing by Atlantic and the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate its Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Atlantic; provided that in no event shall Atlantic’s compliance with this sub-Section constitute a Breach of this Agreement.

4.4 The Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, Atlantic and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and (i) the Company and Atlantic shall file with the SEC, (ii) a proxy statement for the purpose of soliciting proxies from Company stockholders for the matters to be acted upon at the Special Meeting in favor of Stockholder Approval Matters and a registration statement on Form S-4 (including a prospectus, including all amendments thereto, the “Registration Statement”) in connection with the distribution of Stock Consideration, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”) and (iii) and each of the Company and Atlantic shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by the Company and/or the Atlantic with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Securities Act or the Exchange Act. Atlantic and the Company shall cooperate with each other in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus and any Other Filings, and any amendments or supplements thereto. If on the date for which the Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Stockholder Approval, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement and the Proxy Statement/Prospectus included therein, the Atlantic will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in the Company’s Governing Documents, the Delaware Law and the rules and regulations of the SEC and Nasdaq or any other National Securities Exchange.. Atlantic and the Company shall promptly provide the Company with such information concerning their companies and their stockholders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by Atlantic and the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Atlantic shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act and other applicable Laws in connection with filing of the Registration Statement and the Proxy Statement/Prospectus included therein and any amendments thereto. Each of Atlantic and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to Atlantic in connection with the drafting of the Registration Statement and the Proxy Statement/Prospectus included therein and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement and the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable laws.

(c) Atlantic, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and the Proxy Statement/Prospectus contain therein and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC. Atlantic shall not be required to file the Registration Statement or any amendment thereto, or the final prospectus included therein, until it has received from the Company written notice that such filing is satisfactory in form and substance to each of Atlantic and the Company.

4.5 Stock Exchange De-Listing. In the event the Company securities are not de-listed from Nasdaq prior to the Effective Time, Atlantic shall reasonably cooperate with the Company to accomplish the foregoing and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Company of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act promptly after the Effective Time.

4.6 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Atlantic or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Atlantic and the Company will exercise, consistent with the terms and conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

4.7 Atlantic Uplisting. Atlantic shall cause its common stock to be uplisted to a National Securities Exchange prior to the filing with the SEC of the Registration Statement.

4.8 No Poison Pill. Company shall take any and all necessary action to ensure that, as of the Effective Time, there shall be no rights plan, rights agreement, “poison pill” or similar agreement or arrangement that is in force and applicable to Company in connection with this Agreement or the consummation of the Merger or any of the other Ancillary Documents hereunder.

4.9 Amended Employment Agreements. Atlantic and the Company shall have negotiated and agreed to the terms of amended employment agreements with Brendan Flood and Alicia Barker, as President and Executive Vice President, respectively, prior to the filing with the SEC of the Registration Statement, with such terms including an issuance of 1,263,020 of Atlantic Common Stock to each of Brendan Flood and Alicia Barker which includes a six-month vesting period and a term of three years.

Article V
Representations and Warranties of Atlantic and Merger Sub

Atlantic and Merger Sub represent and warrant to the Company that except as set forth in (A) the Atlantic Disclosure Schedule; (B) the Registration Statement and/or (C) the Atlantic SEC Reports the following statements are true and correct as of the Closing Date:

5.1 Organization; Authority. Atlantic is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Atlantic and Merger Sub have requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which Atlantic or Merger Sub are or will be a party have been duly authorized by Atlantic and/or Merger Sub as applicable. Atlantic and Merger Sub have all requisite power and authority to own and lease the properties and assets they currently own and lease and to conduct their activities as currently conducted and as presently contemplated to be conducted. Each of Atlantic and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Schedule 5.1 is a true and complete list of (i) each jurisdiction in which Atlantic and Merger Sub are qualified to do business, (ii) every state or foreign jurisdiction in which Atlantic and Merger Sub have employees or facilities and (iii) the directors and officers of Atlantic and Merger Sub.

5.2 Books and Records. Atlantic has delivered to the Company true and complete copies of the Governing Documents and the minute books of Atlantic and Merger Sub. Such Governing Documents are in full force and effect.

5.3 Enforceability. This Agreement and the Ancillary Documents to which Atlantic or Merger Sub are a party have been duly executed and delivered by Atlantic or Merger Sub, as applicable enforceable against Atlantic or Merger Sub, as applicable, in accordance with their respective terms, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

5.4 Brokers. Atlantic and Merger Sub have no liability to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

5.5 Capitalization.

(a) The authorized capital stock of Atlantic consists of 300,000,000 shares of Atlantic Common Stock, $.00001 par value, of which 50,146,738 shares are issued and outstanding as of the date of this Agreement and 1, 803,583 of which are issuable upon the vesting of RSUs. All outstanding shares of Atlantic Common Stock are duly authorized, validly issued, fully paid, and non-assessable and were issued in compliance with all applicable federal and state securities laws;

(b) Atlantic International Corp owns 100% of the stock and interests in every entity which it owns any equity in, all of which are listed on Schedule 5.5(b) (the “Atlantic Group”). The common stock of Merger Sub outstanding as of the date of this Agreement (i) has been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) was not issued in breach or violation of any preemptive rights or Contract to which Atlantic is a party or bound. All of the outstanding common stock of Merger Sub is owned directly by Atlantic free and clear of all Encumbrances (other than transfer restrictions under applicable Federal Securities Law).

(c) the common stock of Merger Sub outstanding as of the date of this Agreement (i) has been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) was not issued in breach or violation of any preemptive rights or Contract to which Atlantic is a party or bound. All of the outstanding common stock of Merger Sub is owned directly by Atlantic free and clear of all Encumbrances (other than transfer restrictions under applicable Federal Securities Law)

(d) Except as listed on Schedule 5.5, as at Closing, there shall be no outstanding or authorized subscriptions, options, or warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating Atlantic or Merger Sub to issue any capital stock or other Equity Interests, or evidencing the right to subscribe for any capital stock or other Equity Interests of Atlantic, except in respect of the Merger. At Closing, all issued and/or outstanding shares of capital stock or other securities of Atlantic shall be issued, sold and delivered in compliance with all applicable Federal and state securities Laws as may be applicable and will be validly issued, fully paid, and nonassessable. Except as listed on Schedule 5.5, no person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of Atlantic. The issuance of the Atlantic Common Stock as part of the Merger will not obligate Atlantic to issue shares of Atlantic Common Stock or other securities to any other Person and will not result in a right of any holder of Atlantic’s securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Atlantic Common Stock; and

5.6 SEC Filings. Atlantic has timely filed or furnished all reports required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Atlantic SEC Reports”), and will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to the Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Additional Atlantic SEC Reports”). Each of the Atlantic SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Atlantic SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Atlantic SEC Reports or the Additional Atlantic SEC Reports. As of their respective dates of filing, the Atlantic SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Atlantic SEC Reports.

5.7 Related Party Transactions. Except as set forth on Schedule 5.7 of the Disclosure Schedules, no event has occurred since January 1, 2022 that would be required to be reported by Atlantic as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

5.8 Litigation. Except as set forth on Schedule 5.8 of the Disclosure Schedules or in the Atlantic SEC Reports, there is no Action pending or, to Atlantic’s or Merger Sub’s Knowledge, threatened against Atlantic or Merger Sub that, if adversely decided or resolved, would have a Material Adverse Effect on Atlantic. Neither Atlantic nor Merger Sub nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by Atlantic or Merger Sub pending against any other Person.

5.9 Compliance with Applicable Legal Requirements.

(a) Atlantic and Merger Sub have complied and are in compliance in all material respects with all material Legal Requirements applicable to them and to their assets, properties, operations and business. Neither Atlantic nor Merger Sub has received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and Atlantic has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To the Knowledge of Atlantic, no investigation or review by any Governmental Authority with respect to Atlantic or Merger Sub, or their promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to the Knowledge of Atlantic threatened, nor has any Governmental Authority given Atlantic or Merger Sub written notice of its intention to conduct the same.

(b) There is no Contract or Order binding upon Atlantic or Merger Sub which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Atlantic or Merger Sub, any acquisition of property (tangible or intangible) by Atlantic or Merger Sub, or the conduct of business by Atlantic or Merger Sub.

(c) Without limiting any provision of this Agreement: (i) neither Atlantic nor Merger Sub, nor, to the Knowledge of Atlantic, any officer, manager, agent, employee or other Person associated with or acting on behalf of Atlantic or Merger Sub has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of Atlantic; and (ii) Atlantic has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, Atlantic has not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).

(d) Neither Atlantic nor Merger Sub is in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To the Knowledge of Atlantic, neither Atlantic nor Merger Sub nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f) To the Knowledge of Atlantic, neither Atlantic or Merger Sub nor any of their agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.10 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents to which it is a party and consummating the Contemplated Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement and any Ancillary Documents, the performance of its covenants or agreements in this Agreement and any Ancillary Document or the consummation of the Contemplated Transactions. Merger Sub does not have any Indebtedness.

5.11 Internal Controls; Listing; Financial Statements.

(a) Except as in disclosed in Atlantic SEC Reports and as not required in reliance on exemptions from various reporting requirements by virtue of Atlantic’s status as a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act, (i) Atlantic has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Atlantic’s financial reporting and the preparation of Atlantic’s financial statements for external purposes in accordance with GAAP and (ii) Atlantic has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to Atlantic is made known to Atlantic’s principal executive officer and principal financial officer by others within Atlantic. Such disclosure controls and procedures are effective in timely alerting Atlantic’s principal executive officer and principal financial officer to material information required to be included in Atlantic’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of Atlantic has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The classes of securities representing issued and outstanding Atlantic Common Stock are registered pursuant to Section 12(g) of the Exchange Act. There is no Action pending or, to the Knowledge of Atlantic, threatened against Atlantic by the SEC with respect to any intention by such entity to deregister the Atlantic Common Stock. Atlantic has not taken any action that is designed to terminate the registration of Atlantic Common Stock under the Exchange Act.

(d) (i) The Atlantic SEC Reports contain true and complete copies of the audited consolidated balance sheet of Atlantic as of December 31, 2021, 2022 and 2023, and the related audited consolidated statements of operations and comprehensive loss, shareholders equity (deficit) and cash flows of Atlantic for the years then ended, together with the auditor’s reports thereon (collectively, the “Atlantic Financial Statements”). The Atlantic Financial Statements (A) fairly present in all material respects the financial position of Atlantic as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto), (C) in the case of the audited Atlantic Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Atlantic has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Atlantic’s and its Subsidiaries’ assets. Atlantic maintains and, for all periods covered by the Atlantic Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of Atlantic in the Ordinary Course of Business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Atlantic.

(f) There are no outstanding loans or other extensions of credit made by Atlantic to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Atlantic. Atlantic has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Except as set forth in the Atlantic SEC Reports, for the past three (3) years, neither Atlantic (including any employee thereof) nor, to the Knowledge of Atlantic, Atlantic’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of Atlantic, (ii) “material weakness” in the internal controls over financial reporting of Atlantic or (iii) fraud, whether or not material, that involves management or other employees of Atlantic who have a role in the internal controls over financial reporting of Atlantic.

5.12 No Undisclosed Liabilities. Atlantic has no material liabilities except for the liabilities (a) set forth or disclosed in the Atlantic Financial Statements, (b) that have arisen since the date of the most recent balance sheet included in the Atlantic SEC Reports in the Ordinary Course of Business, or (c) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10.

5.13 Consents; Conflicts.

(a) Except as set forth on Schedule 5.13(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of the Contemplated Transactions will (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of Atlantic or Merger Sub, or (B) any resolution adopted by the managers, members, shareholders, directors, or officers of Atlantic or Merger Sub;

(ii) give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under any Law, Legal Requirement or any Order to which any Company Entity may be subject or by which any of their respective assets may be bound;

(iii) contravene, conflict with or result in a violation or breach in any material respect, of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Atlantic or Merger Sub, or that otherwise relates to the assets of Atlantic or Merger Sub;

(iv) violate, conflict with or result in a material breach of, constitute a material default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any material Contract to which Atlantic or Merger Sub is a party or by which Atlantic or Merger Sub or the assets or properties owned or leased by any of them are bound or affected or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to Atlantic or Merger Sub or any of their respective assets, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to any Atlantic or Merger Sub, their respective assets; or

(v) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by Atlantic or Merger Sub or any assets of Atlantic or Merger Sub.

(b) Except as set forth in Schedule 5.13(b) of the Disclosure Schedules, the execution and delivery by Atlantic and Merger Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Governing Documents of Atlantic or Merger Sub; (b) violate any provision of any Legal Requirements; (c) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any Atlantic or Merger Sub material Contract or agreement; (d) violate, or constitute a breach under, any Order or applicable Law to which Atlantic or Merger Sub or any of their properties or assets are bound or (e) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances) or Atlantic Common Stock, except in the case of any of clauses (a) through (e) above, as would not have a Material Adverse Effect on the Company. Except as described on Schedule 5.13(b) of the Disclosure Schedules, the execution and delivery by Atlantic and Merger Sub of this Agreement and any Ancillary Agreements does not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for, (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, and (C) the Registration Statement and the declaration of the effectiveness thereof by the SEC, (ii) filing of the Certificate of Merger, and (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on Atlantic or Merger Sub.

5.14 Tax Matters.

(a) Atlantic and its Subsidiaries have properly filed on a timely basis (taking into account extensions of time to file) all Tax Returns that they were required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws and Atlantic and its Subsidiaries have timely paid or remitted all Taxes (whether or not shown on any Tax Return).

(b) All Taxes that Atlantic and its Subsidiaries are or were required by Law to withhold or collect from amounts paid to any employee, independent contractor, creditor, stockholder, equity holder or other Person has been duly withheld or collected and, to the extent required, has been properly and timely remitted or paid to the appropriate Taxing Authority. Atlantic and its Subsidiaries have never been a member of a group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns (other than a group of which Atlantic is the common parent). Atlantic and its Subsidiaries have no liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor (other than (other than with respect to a consolidated group of which Atlantic is the common parent), or pursuant to any contractual obligation, for any Taxes of any other Person (other than with respect to an agreement entered into in the Ordinary Course of Business and not primarily related to Taxes). Atlantic and its Subsidiaries are not a party to or bound by any Tax Sharing Agreement.

(c) Atlantic and its Subsidiaries have not received written notice of any examination or audit, tax nexus inquiry or other action of or relating to Taxes or Tax Returns by any Governmental Authority that is currently in progress and no such examination, audit, inquiry or action has been threatened in writing. Since January 1, 2022, neither Atlantic nor any of its Subsidiaries have not received from any Taxing Authority (including jurisdictions where Atlantic has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Atlantic. Atlantic has delivered or Made Available to the Company correct and complete copies of all U.S. federal and state, local and non-U.S. income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Atlantic and its Subsidiaries in connection with any taxable periods since January 1, 2022. There are no Encumbrances with respect to Taxes upon any of the assets or properties of Atlantic or any of its Subsidiaries, other than Permitted Encumbrances.

(d) In the past three (3) years, no claim has been made by a Governmental Authority in a jurisdiction where Atlantic and its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that Atlantic or any of its Subsidiaries is or may be required to file such Tax Return or subject to such Tax by that jurisdiction.

(e) Neither Atlantic nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) For U.S. federal and applicable state and local income Tax purposes, Atlantic and its Subsidiaries are and have always been treated as domestic corporations for U.S. federal income tax purposes.

(g) Neither Atlantic nor any of its Subsidiaries have distributed equity interests of another Person, and have not had their equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the preceding two (2) years.

(h) Neither Atlantic nor any of its Subsidiaries is or has ever been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b). Atlantic and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) Neither Atlantic nor any of its Subsidiaries is subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(j) Neither Atlantic nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received on or prior to the Closing Date; (vi) the application of Sections 951, 951A or 965 of the Code; or (vii) an ownership interest in any “passive foreign investment company” within the meaning of the Code.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Atlantic, and no power of attorney with respect to Taxes with respect to Atlantic is in effect.

(l) Neither Atlantic nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract treated as a partnership for income Tax purposes (other than with respect to the entities identified in Schedule 6.20(l) of the Disclosure Schedule).

(m) The taxable year of Atlantic and its Subsidiaries is and has always been the calendar year ending on December 31 for U.S. federal and applicable state and local income tax purposes. Atlantic and its Subsidiaries are, and have always been, accrual taxpayers for U.S. federal (and applicable state and local) income tax purposes.

(n) Neither Atlantic nor any of its Subsidiaries have made an election to defer any Tax payments under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar election under federal, state or local Law). Atlantic has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

(o) Neither Atlantic nor any of its Subsidiaries possess or hold any property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(p) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 5.14 constitute the sole representations and warranties made with respect to Tax matters relating to Atlantic.

5.15 Investigation; No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Atlantic has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE V and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and Atlantic, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE V and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

5.16 Absence of Certain Changes or Events. Except as described in the Atlantic SEC Reports, since June 30, 2024, Atlantic has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting Atlantic which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Atlantic.

5.17 No Conflicts; Required Consents; No Violations. The execution and delivery by Atlantic and Merger Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Governing Documents of Atlantic or Merger Sub; (b) violate any provision of any Legal Requirements; (c) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any Atlantic material Contract or agreement to which Atlantic or Merger Sub is a party or by which Atlantic or Merger Sub or the assets or properties owned or leased by either of them are bound or affected; (d) violate, or constitute a breach under, any Order or applicable Law to which Atlantic or Merger Sub or any of their properties or assets are bound or (e) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances) or Atlantic Common Stock, except in the case of any of clauses (a) through (e) above, as would not have a Material Adverse Effect on Atlantic or Merger Sub. The execution and delivery by Atlantic and Merger Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for, (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) filing of the Certificate of Merger, (iii) the approvals and consents to be obtained by Atlantic and Merger Sub to effect the Merger, (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on Atlantic or Merger Sub.

Article VI
Representations and Warranties Regarding the Company Entities

Company represents and warrants to Atlantic that except as set forth (A) in the Company Disclosure Schedules delivered to Atlantic by the Company together with, and as part of, this Agreement (B) in the Registration Statement and/or (C) the Company SEC Reports the following statements are true and correct as of the on the Agreement Date:

6.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Delaware. The Company has requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which Company is or will be a party have been duly authorized by Company. The Company has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Schedule 6.1 is a true and complete list of (i) each jurisdiction in which Company is qualified to do business and (ii) every state or foreign jurisdiction in which Company has employees or facilities and (iii) the directors and officers of the Company.

6.2 Books and Records. Except as set forth on Schedule 6.2 of the Disclosure Schedules, the Company has delivered to Atlantic true and complete copies of the Governing Documents and the minute books of Company. Such Governing Documents are in full force and effect.

6.3 Enforceability. This Agreement and the Ancillary Documents to which the Company is a party have been duly executed and delivered by the Company enforceable against the Company, in accordance with their respective terms subject to the Required Company Stockholder Approval, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

6.4 Capitalization. Except as indicated in the Company’s Public Documents, at Closing there shall be no outstanding or authorized subscriptions, options, or warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating the Company to issue any capital stock or other Equity Interests, or evidencing the right to subscribe for any capital stock or other Equity Interests of the Company, except in respect of the Merger. At Closing, all issued and/or outstanding shares of capital stock or other securities of the Company shall be issued, sold and delivered in compliance with all applicable Federal and state securities Laws and the similar laws of other foreign jurisdictions as may be applicable and will be validly issued, fully paid, and nonassessable. Except as indicated in the Company’s Public Documents, no person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of the Company. The transfer of the Company Common Stock as part of the Merger will not obligate Company to issue shares of Company Common Stock or other securities to any Person and will not result in a right of any holder of Company’s securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Company Common Stock.

6.5 SEC Filings. Except as set forth on Schedule 6.5 of the Disclosure Schedules, the Company has timely filed or furnished all reports required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Laws since January 1, 2022 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Company SEC Reports”), and will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to the Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement and the Registration Statement, the “Additional Company SEC Reports”). Each of the Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Company SEC Reports or the Additional Company SEC Reports. As of their respective dates of filing, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

6.6 Related Party Transactions. No event has occurred since January 1, 2022 that would be required to be reported by Company as a Certain Relationship or Related Person Transaction pursuant to Item 404 of Regulation S-K.

6.7 Litigation. Except as set forth on Schedule 6.5 of the Disclosure Schedules, there is no Action pending or, to the Company’s Knowledge, threatened against the Company that, if adversely decided or resolved, would have a Material Adverse Effect on the Company. Neither the Company nor any of its respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by the Company pending against any other Person.

6.8 Compliance with Applicable Legal Requirements.

(a) Except as set forth on Schedule 6.8(a) of the Disclosure Schedules the Company has complied and are in compliance in all material respects with all material Legal Requirements applicable to it and to its assets, properties, operations and business. The Company has not received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and the Company has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company, or its promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to the Knowledge of the Company threatened, nor has any Governmental Authority given the Company written notice of its intention to conduct the same.

(b) There is no Contract or Order binding upon the Company which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or the conduct of business by the Company.

(c) Without limiting any provision of this Agreement: (i) neither the Company nor, to the Knowledge of the Company, any officer, manager, agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of the Company; and (ii) the Company has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, the Company has not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).

(d) The Company is not in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To the Knowledge of the Company, neither the Company nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f) To the Knowledge of the Company, neither the Company nor any of its agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.9 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act, (i) the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and (ii) the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since January 1, 2021, except as set forth in Schedule 6.9(c) of the Disclosure Schedules, the Company has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Company Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Action pending or, to the Knowledge of the Company, threatened against the Company by Nasdaq or the SEC with respect to any intention by such entity to deregister the Company Common Stock or prohibit or terminate the listing of Company Common Stock on Nasdaq. The Company has not taken any action that is designed to terminate the registration of Company Common Stock under the Exchange Act.

(d) The Company SEC Reports contain true and complete copies of the audited consolidated balance sheet of the Company as of years ended December 31, 2021, 2022 and 2023 and the related audited consolidated statements of operations and comprehensive loss, shareholders equity (deficit) and cash flows of the Company for the years then ended, together with the auditor’s reports thereon (collectively, the “Company Financial Statements”). The Company Financial Statements (A) fairly present in all material respects the financial position of the Company as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto), (C) in the case of the audited Company Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. The Company maintains and, for all periods covered by the Company Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of the Company in the Ordinary Course of Business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company.

(f) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) For the past three (3) years, neither the Company (including any employee thereof) nor, to the Knowledge of the Company, the Company’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a role in the internal controls over financial reporting of the Company.

6.10 No Undisclosed Liabilities. The Company has no material liabilities except for the liabilities (a) set forth in Schedule 6.10 of the Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the Company Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the Company SEC Reports in the Ordinary Course of Business, or (e) either permitted to be incurred pursuant to Section 6.10 or incurred in accordance with Section 6.10.

6.11 Consents; Conflicts.

(a) Except as set forth on Schedule 6.11(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of the Contemplated Transactions will (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of any Company Entity, or (B) any resolution adopted by the managers, members, shareholders, directors, or officers of any Company Entity;

(ii) give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under any Law, Legal Requirement or any Order to which any Company Entity may be subject or by which any of their respective assets may be bound;

(iii) contravene, conflict with or result in a violation or breach in any material respect, of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any Company Entity, or that otherwise relates to the assets of any Company Entity or to the Business;

(iv) violate, conflict with or result in a material breach of, constitute a material default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any material Contract to which any Company Entity is a party or by which any Company Entity or the assets or properties owned or leased by any of them are bound or affected or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to any Company Entities or any of their respective assets, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to any Company Entities, their respective assets or the Business; or

(v) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by any Company Entities to the Business or any assets of any Company Entities.

(b) Except as set forth in Schedule 6.11(b) of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Governing Documents of the Company; (b) violate any provision of any Legal Requirements; (c) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any Company material Contract or agreement to which the Company is a party or by which the Company or the assets or properties owned or leased by it are bound or affected; (d) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (e) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances) or Company Common Stock, except in the case of any of clauses (a) through (e) above, as would not have a Material Adverse Effect on the Company. Except as described on Schedule 6.11(b) of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and any Ancillary Agreements does not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for, (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, and (C) the Registration Statement and the declaration of the effectiveness thereof by the SEC, (ii) filing of the Certificate of Merger, (iii) the approval of the Company Shareholders necessary to consummate the Contemplated Transactions and (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on the Company.

6.12 Change of Control Payments; Company Entities.

(a) Schedule 6.12(a) of the Disclosure Schedules sets forth a list of all bonuses and other payments to any Persons that become due and payable as a result of the Contemplated Transactions (each, a “Change of Control Payment”), identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

(b) Each Company Equity Interest was issued or granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Benefit Plan, and each Company Option, if any, has an exercise price per share that is equal to or greater than the fair market value of a share of Staff Common Stock on the date of such grant determined in a manner consistent with Section 409A of the Code.

(c) The Company has Made Available to Atlantic true, complete and correct copies of the Governing Documents of each Company Entity, including all amendments, restatements, supplements, or other modifications thereto. Such documents are in full force and effect and none of the Company Entities are in material violation of any provision of their respective Governing Documents.

6.13 Financial Statements.

(a) The Consolidated Balance Sheets of the Company Entities as of the years ended December 31, 2023 and 2022; Consolidated Statements of Operations for the years ended December 31, 2023 and 2022; Consolidated Statements of Cash Flows for the years ended December 31, 2023 and 2022; and Notes to the Consolidated Financial Statements of Cash Flows for the years ended December 31, 2023 and 2022 as filed with the SEC, as audited, are collectively referred to as the Financial Statements. The Financial Statements fairly present in all material respects the financial condition of the Business, the results of operations of the Business and changes in equity of the Company Entities as at the respective dates of and for the periods referred to in the Financial Statements, in accordance with GAAP consistently applied through the periods covered thereby. The Company Entities maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s authorization, and (B) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets. Since January 1, 2022, no Company Entity has received any written complaint, allegation, assertion or claim that there is fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company Entities.

(b) The financial books and records, and the accounts, of the Company Entities used to prepare the Financial Statements: (i) have been maintained in accordance with sound business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and reflect actual bona fide transactions of the Company Entities, (iii) constitute the basis for the Financial Statements, and (iv) are accurate and complete in material respects.

(c) Except (i) as set forth in the Financial Statements, (ii) for liabilities incurred in the Ordinary Course of Business as of December 31, 2023 (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Contemplated Transactions, (iv) for liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company or (v) as set forth on Schedule 6.15(c), the Company has no liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet as of December 31, 2023 included in the Financial Statements.

6.14 Title to Assets. The Company Entities have good and marketable title to, or a valid leasehold interest in or a valid right to use, the assets used in the Business (tangible and intangible), free and clear of any and all Encumbrances, other than Permitted Encumbrances. On the Closing Date, except as set forth in Schedule 6.14 of the Disclosure Schedules, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any assets has been recorded, filed, executed or delivered. All tangible personal property located on the Leased Real Property (as defined herein below) is owned by the Company Entities. Schedule 6.14 of the Disclosure Schedules sets forth a list of all holders of Indebtedness that have an Encumbrance (other than a Permitted Encumbrance) in any of the assets of the Company Entities used in the Business (tangible and intangible).

6.15 Insurance. Schedule 6.15 of the Disclosure Schedules contains a true and correct list and description of all insurance policies which are held by the Company Entities or which names any Company Entity as an insured (or loss payee). All such insurance policies are for such amounts as are sufficient for requirements of Law and all Contracts to which any Company Entity is a party or by which it is bound. During the preceding three (3) years, no Company Entity has received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that insurance rates will thereafter be substantially increased, that there will thereafter be no renewal of an existing policy. Except as set forth on Schedule 6.15 of the Disclosure Schedules, there are no pending claims that have been denied insurance coverage. No Company Entity has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy. The Company has Made Available to Atlantic copies of all loss runs with respect to claims asserted against the Company Entities for all periods commencing on or after January 1, 2022.

6.16 Taxes.

(a) Except as set forth in Schedule 6.16 of the Disclosure Schedules, the Company Entities have properly filed on a timely basis (taking into account extensions of time to file) all Tax Returns that they were required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Company Entities have timely paid or remitted all Taxes (whether or not shown on any Tax Return).

(b) All Taxes that the Company Entities are or were required by Law to withhold or collect from amounts paid to any employee, independent contractor, creditor, stockholder, equity holder or other Person have been duly withheld or collected and, to the extent required, have been properly and timely remitted or paid to the appropriate Taxing Authority. No Company Entity has ever been a member of a group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. The Company Entities have no liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, or pursuant to any contractual obligation, for any Taxes of any other Person (other than with respect to an agreement entered into in the Ordinary Course of Business and not primarily related to Taxes). No Company Entity is a party to or bound by any Tax Sharing Agreement.

(c) No Company Entity has received written notice of any examination or audit, tax nexus inquiry or other action of or relating to Taxes or Tax Returns of such Company Entity by any Governmental Authority that is currently in progress and no such examination, audit, inquiry or action has been threatened in writing. Since January 1, 2020, no Company Entity has received from any Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. The Company Entities have delivered or Made Available to Atlantic correct and complete copies of all U.S. federal and state, local and non-U.S. income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company in connection with any taxable periods since January 1, 2020. There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company Entities, other than Permitted Encumbrances.

(d) In the past three (3) years, no claim has been made by a Governmental Authority in a jurisdiction where a Company Entity does not file a particular type of Tax Return or pay a particular type of Tax that such Company Entity is or may be required to file such Tax Return or subject to such Tax by that jurisdiction.

(e) No Company Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) For U.S. federal and applicable state and local income Tax purposes: (i) the Company is and has always been treated as a corporation; and (iii) each Subsidiary of the Company is and has always been treated as a disregarded entity and not as an association taxable as a corporation.

(g) No Company Entity has distributed equity interests of another Person, and has not had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the preceding two (2) years.

(h) No Company Entity is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b). Each Company Entity has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) The Company Entities are not subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(j) The Company Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received on or prior to the Closing Date; (vi) the application of Sections 951, 951A or 965 of the Code; or (vii) an ownership interest in any “passive foreign investment company” within the meaning of the Code.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company Entity, and no power of attorney with respect to Taxes with respect to any Company Entity is in effect.

(l) No Company Entity is a party to any joint venture, partnership or other arrangement or contract treated as a partnership for income Tax purposes (other than with respect to the entities identified in Schedule 6.20(l) of the Disclosure Schedules).

(m) The taxable year of each Company Entity is as set forth on the Company SEC Reports.

(n) No Company Entity has made an election to defer any Tax payments under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar election under federal, state or local Law). Each Company Entity has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

(o) The Company Entities do not possess or hold any material property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 6.16 constitute the sole representations and warranties made with respect to Tax matters relating to the Company Entities.

6.17 Conduct of Business. Except as set forth on Section 6.17 of the Disclosure Schedules, since December 31, 2023, each Company Entity has not:

(a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its material assets or property except in the Ordinary Course of Business;

(b) made or suffered any Material Adverse Change in the conduct or nature of any aspect of the Business;

(c) made capital expenditures in an amount which exceeds $50,000 for any item or $100,000 in the aggregate;

(d) (i) delayed the payment of any payments or liabilities; (ii) delayed billing or paying of suppliers for items received and not accrued; (iii) accelerated the collection of any receivable or offered any discount, concession or incentive for early payment of accounts receivable other than in the Ordinary Course of Business; or (iv) otherwise paid (or delayed payment of) payables or collected (or delayed collection of) receivables other than in the Ordinary Course of Business;

(e) made any change in accounting methods or principles or such Company Entity’s terms of sale;

(f) except as set forth in Schedule 6.17(f) of the Disclosure Schedules or pursuant to a Company plan, (i) increased the compensation payable or benefits provided to any employee, (ii) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses, (iii) paid or incurred any management or consulting fees, or engaged any consultants other than in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement, (iv) hired any employee who has an annual salary in excess of $150,000, (v) terminated any employee having an annual salary or wages in excess of $150,000, or (vi) made any commitment to pay without having paid, or failed to make payment with respect to any prior commitment to pay during such period, any bonus or other cash or non-cash incentive payment to any employee of any Company Entity;

(g) established, adopted, entered into, amended or terminated any Employee Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

(h) (i) made, changed or revoked any Tax election or settled and/or compromised any Tax claim, assessment or deficiency, (ii) prepared any Tax Returns in a manner which is inconsistent with the past practices of such Company Entity with respect to the treatment of any material item on such Tax Returns, (iii) incurred any material liability for Taxes other than in the Ordinary Course of Business, (iv) filed an amended Tax Return or a claim for refund of material Taxes, or (v) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(i) (i) accelerated any payments from customers on account of work to be performed, billed customers in advance or otherwise billed customers for work not completed, (ii) accelerated the performance of any work or offered any discount, concession or incentive which has resulted in the acceleration of work by the Business, or (iii) otherwise experienced a material change in the aggregate amount of customer prepayments;

(j) entered into, terminated or received notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which such Company Entity is a party, or (ii) any Contract or transaction involving a total remaining commitment by such Company Entity of at least $150,000;

(k) cancelled or waived any claims or rights with a value to such Company Entity in excess of $50,000;

(l) received any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with such Company Entity, except in the Ordinary Course of Business;

(m) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the Ordinary Course of Business or as contemplated by this Agreement;

(n) paid any dividend or distribution with respect to its Equity Interests;

(o) amended, affirmatively waived any material right under, or terminated any Material Company Contract, except in the Ordinary Course of Business; or

(p) made any commitment or agreement (legally binding or otherwise) to do any of the acts described above in this Section 6.17.

6.18 Contracts.

(a) Schedule 6.18(a) of the Disclosure Schedules contains a list of the following Contracts to which any of the Company Entities is a party or by which any of the Company Entities is bound:

(i) each Contract with a Significant Customer (as defined herein below), Significant Supplier (as defined herein below) and each other Contract that involves performance of services or delivery of goods or materials by or to any of the Company Entities of an amount or value in excess of $750,000 over the course of one year;

(ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any of the Company Entities in excess of $100,000 in one year;

(iii) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (excepting personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one (1) year);

(iv) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) each partnership, joint venture or other Contract involving a sharing of profits, losses, costs or liabilities by any of the Company Entities with any other Person;

(vi) each Contract containing covenants that in any way purport to restrict any of the Company Entity’s (A) business activity, (B) freedom to engage in any line of business or to compete with any Person, including any Contracts requiring such Company Entity to maintain an exclusive relationship or requiring such Company Entity to not to compete or to not to solicit in any manner, (C) ability to increase prices to a customer of the Business, or (D) operation of the Business;

(vii) each Contract for capital expenditures in excess of $100,000 for any item or $250,000 in the aggregate in one year;

(viii) each executive employment Contract that provides for employment of senior executives or management personnel by any of the Company Entities on a full-time, part-time or other basis;

(ix) any Contract relating to the acquisition or disposition, directly or indirectly, of any business, Real Property or other assets, or the Equity Interests of any other Person;

(x) any Contract relating to Indebtedness, the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing;

(xi) any Contract under which the execution and delivery of this Agreement or any Ancillary Document may cause a default, give rise to any right of termination, cancellation or acceleration, or require any Consent;

(xii) any Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(xiii) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xiv) any Contract involving any ownership, right to use, use, infringement or any claim, liability or obligation with respect to any Intellectual Property;

(xv) any other material Contract of any of the Company Entities, whether or not entered into in the Ordinary Course of Business, which shall include, without limitation, any Contract that requires payment by any Company Entity(ies) in excess of $500,000 in any twelve (12) month period that cannot be terminated on less than ninety (90) days’ notice without the payment of any termination fee, premium or penalty; and

(xvi) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Schedule 6.18(b) of the Disclosure Schedules: (i) each Contract identified or required to be identified in Schedule 6.18(a) of the Disclosure Schedules (the “Company Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms; (ii) each Company Entity is in material compliance with all applicable terms and requirements of each Material Contract; (iii) to the Knowledge of the Company Entities, no other party to any Company Material Contract is in default thereunder; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give any Company Entity or any other party thereto the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Material Contract; and (v) no Company Entity has waived any material right under any of the Company Material Contracts or modified any material terms thereof. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any of the Company Entities under current or completed Company Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. No party to any Company Material Contract has exercised any acceleration, cancellation, termination or modification rights with respect thereto, and no party to any Company Material Contract or other Person has notified any of the Company Entities of its intention to do so.

6.19 Customers and Suppliers. Schedule 6.19 of the Disclosure Schedules sets forth a list of the top twenty (20) customers by revenue for the period January 1, 2023, through December 31, 2023 and the Company SEC Reports disclosed the revenues attributed to the largest customers for the two-year period ended December 31, 2023 (the “Significant Customers”) and the Disclosure Schedules set forth the top twenty (20) suppliers by payables for the period January 1, 2023 through December 31, 2023; (collectively, the “Significant Suppliers”) of the Company Entities. The relationships of the Company Entities with the Significant Customers and Significant Suppliers are good commercial working relationships and no Significant Customer or Significant Supplier has given any Company Entity any oral or written notice, or otherwise indicated any intention, and to the Knowledge of the Company Entities there is no intention by any Significant Customer or Significant Supplier, to terminate its business relationship or to limit or alter its business relationship (including stopping, decreasing the rate of, or changing the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from any Company Entity or supplying materials, products or services to any Company Entity (whether as a result of the consummation of the Contemplated Transactions or otherwise).

6.20 Employee Benefit Plans.

(a) A list of each material Employee Plan that covers any current or former director, officer, employee or individual service provider of any Company Entity or the dependents of any thereof is set forth in Schedule 6.20(a) of the Disclosure Schedules.

(b) With respect to each Employee Plan:

(i) each such Employee Plan, and related trust, insurance contract or fund, complies in form and has been operated in all material respects within the requirements of applicable Law, including without limitation, ERISA, the Code, HIPAA, and the Public Health Services Act;

(ii) the Company has delivered to Atlantic true, current, correct and complete copies of each Employee Plan (or if not written, a written summary of its material terms), including without limitation, to the extent applicable: (A) all plan documents and amendments thereto, (B) current IRS determination, opinion, notification and advisory letters, (C) trust agreements, insurance Contracts, and other funding arrangements, (D) most recent summary plan descriptions, together with the summaries of material modifications thereto, (E) the three (3) most recent annual reports (Form Series 5500), (F) non-discrimination testing results for the last three (3) plan years, and (G) any material correspondence to and from governmental agencies, during the most recent three years;

(iii) each Company Entity, and each ERISA Affiliate to the extent the Company Entities could reasonably be expected to incur any material liability therefor, has offered affordable, minimum value, employer group medical coverage to all of its full-time, common law employees, within the meaning of the employer shared responsibility regulations promulgated under Code §4980H; no penalties under Code § 4980H and the regulations thereunder have been assessed on any Company Entity or, to the Knowledge of the Company Entities, any ERISA Affiliate with respect to any employee of the Company Entities and each Company Entity has timely filed its Form 1094-C and Forms 1095-C with respect to its employer group medical coverage for the past three (3) years, if required by law;

(iv) no Company Entity has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan;

(v) each Employee Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter or opinion letter upon which the Company Entities are entitled to rely under Internal Revenue Service pronouncements, that such plan is qualified under Section 401(a) of the Code and no action or omission occurred with respect to any such plan since the date of its most recent determination letter or opinion letter which would adversely affect its qualification, or materially increase its costs;

(vi) each Employee Plan which provides for cafeteria benefits meets the requirements of Section 125 of the Code in all material respects, and such program of benefits for which employee contributions are provided pursuant to elections under any such Employee Plan meets the requirements of the Code applicable thereto;

(vii) none of the Employee Plans is or was, within the past six (6) years, and no Company Entity nor any of its respective ERISA Affiliates have or are reasonably expected to have any liability under (A) a “multiemployer plan” within the meaning of ERISA, (B) a plan subject to Section 412 of the Code and/or Title IV of ERISA, or (C) a multiple employer plan subject to Section 413(c) of the Code;

(viii) none of the Employee Plans provide for medical benefits to any employee of any of the Company Entities following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code) and except for continuation coverage under COBRA;

(ix) none of the Employee Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the negotiation or execution of this Agreement or any Ancillary Document or the consummation of the Contemplated Transactions;

(x) each Employee Plan, or other plan or arrangement maintained by any Company Entity, that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated, in all material respects, in accordance with, and is in documentary compliance, in all material respects, with, the final regulations under Section 409A of the Code, and none of the Company Entities has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of Code;

(xi) all material contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made;

(xii) no Action with respect to the administration or the investment of assets of any Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company Entities, threatened;

(xiii) no Company Entity, nor any ERISA Affiliate to the extent the Company Entities could reasonably be expected to incur any material liability therefor, has any commitment or formal plan, whether in writing or otherwise, whether legally binding or not, to create or adopt any new plan, policy, program or arrangement that would constitute an Employee Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Employee Plan, and each Employee Plan may be amended and terminated without material liability to the Company;

(xiv) the Company Entities do not maintain, have any obligation to contribute to or have any liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United States and has never had any obligation or liability with respect to any such benefit plan or arrangement; and

(xv) the Company Entities have previously paid any amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of the Company Entities pursuant to any Employee Plan or other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of any sale or acquisition transaction (not including the Contemplated Transactions) completed prior to the Closing Date.

(c) Neither the execution and delivery of this Agreement and the Ancillary Documents nor the consummation of the Contemplated Transactions will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of any of the Company Entities from the Company Entities under any Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent, or (iv) result in any payment which will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

6.21 Employees.

(a) Schedule 6.21(a) of the Disclosure Schedules contains a list of all employees of the Company Entities, and all employees who, pursuant to a Contract with a Related Party or Employer’s payroll company, provide services directly and only to the Company Entities (collectively, the “Internal Employees”), as well as any Temporary Employees (as defined herein below) that that also provide services directly and only to the Company Entities, together with (i) their respective job titles, (ii) hire date, (iii) office location, (iv) current base salaries or hourly wage rates, (v) commission, bonus or other incentive-based compensation, (vi) any other form of compensation paid or payable to such individuals for the most recent fiscal year, (vii) a summary description of the fringe benefits currently provided to such individual, (viii) vacation entitlement and accrual, and (ix) such individual’s classification as exempt or non-exempt for wage and hour purposes, as applicable. The Company Entities have no employees or other service providers outside of the United States. For avoidance of doubt, persons who are hired and compensated by the Company Entities but placed with or work for a customer of the Company Entities or such other third parties are not considered Internal Employees or Temporary Entities for purposes of Schedule 6.21(a).

(b) None of the Company Entities is a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no Internal Employee or any temporary employee, whether of the Company or a Related Party of any Company Entity employed pursuant to a Contract with a Related Party, providing services to a customer of any Company Entity pursuant to a Contract between such Company Entity (or a Related Party thereof) and such customer (each, a “Temporary Employee”) is represented by any labor organization with respect to such employee’s employment with the Company or the applicable Related Party employer. Since January 1, 2022, there have not been, nor are there presently pending or, to the Knowledge of the Company Entities, has there been any threat of, any (i) work stoppages, strikes, work slowdowns, lockouts, labor disputes or other material controversies between any of the Company Entities and any of its Internal Employees or Temporary Employees; (ii) labor union grievances or organizational efforts; or (iii) unfair labor practice or labor arbitration proceedings.

(c) Since January 1, 2022, there have not been any Actions pending or, to the Knowledge of the Company Entities, threatened to be brought or filed, by or with any Government Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any of the Company Entities (including any Internal Employee or Temporary Employee), including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matter arising under applicable laws or regulations. There are no currently-pending internal complaints or investigations regarding any of the foregoing.

(d) No Management Employee or any of their respective direct reports has provided verbal or written notice and no other Internal Employee has provided written notice to any of the Company Entities of his or her intent to terminate his or her employment with any Company Entity. To the Knowledge of the Company Entities, no officer or other key Internal Employee intends to terminate their employment with the Business prior to or following the Closing. None of the Company Entities or any of their Related Parties has taken any action which was calculated to dissuade any present Internal Employees, Temporary Employees, representatives or agents of any of the Company Entities from continuing their employment with the Business following the Closing.

(e) None of the Company Entities is a party to any Contract, and no Company Entity has established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company upon termination of such services.

(f) Each of the Company Entities (i) is and has been in compliance in all respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination (including without limitation employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, hiring, promotion and termination of employees), equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, working conditions, workers’ compensation, leaves of absence, paid family leave, mandatory short-term disability insurant, unemployment insurance, privacy, wages (including overtime wages), compensation and hours of work, hiring, promotion and termination of employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to the Internal Employees and Temporary Employees, including any severance payments to former employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for the Internal Employees and Temporary Employees (other than routine payments to be made in the normal course of business and consistent with past practices); (v) has no leased employees; and (vi) has no independent contractors who have provided services to such Company Entity for a period of six (6) consecutive months or longer. To the Knowledge of the Company Entities, Employer’s HR is in compliance in all respects with all applicable Legal Requirements with respect to Tax withholding for all Internal Employees and Temporary Employees.

(g) Each of the Company Entities has properly classified all individuals who perform services for such Company Entity as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to the Knowledge of the Company Entities, threatened that challenges such classifications.

(h) Each of the Company Entities is employing individuals who are lawfully permitted to work in the United States. Each of the Company Entities is in compliance in all material respects with all applicable Legal Requirements of the United States regarding immigration and/or employment of non- citizen workers. Since January 1, 2021, none of the Company Entities has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and none of the Company Entities has received any “no match” notices from ICE, the Social Security Administration or the IRS within the preceding twelve (12) months. Schedule 6.21(h) of the Disclosure Schedules lists all foreign national individuals who are presently working or were hired as Employees at any time during the preceding twelve (12) months subject to a work permit or visa, including the type of visa or work permit and the expiration date thereof.

(i) None of the Company Entities has laid off any employees within twelve (12) months of the Closing Date, nor have any or all of the Company Entities been affected by any transaction or engaged in any employment terminations sufficient in number to trigger application of the WARN Act, or any similar state or local law in connection with any of the transactions contemplated hereby.

(j) To the Knowledge of the Company Entities, no current Internal Employee or Temporary Employee is bound by any Contract that purports to limit the ability of such employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Company Entity or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of the Company Entities, no former or current Internal Employee or Temporary Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Atlantic to conduct the business as heretofore carried on by any of the Company Entities.

(k) Except as set forth on Section 6.21(k) of the Disclosure Schedules, employment of the Company’s Internal Employees and the Temporary Employees is terminable at will without cost to the Company Entities except for payments required under the Employee Plans and the payment of accrued salaries or wages and vacation pay, to the extent required by Company policy or law, with respect to the Internal Employees.

(l) Each of the Company Entities has paid or properly accrued in the Ordinary Course of Business all wages, overtime pay, bonuses, and other compensation due to the Internal Employees and the Temporary Employees, including without limitation, and except as set forth in Schedule 6.21(l) of the Disclosure Schedules, all vacations or vacation pay, holidays or holiday pay and sick days or sick pay.

6.22 Litigation and Claims. Schedule 6.22 of the Disclosure Schedules and/or the Company SEC Reports set forth all Actions (including any Action before any Governmental Authority) pending or, to the Knowledge of the Company Entities, threatened (a) against any of the Company Entities or that otherwise relates to or could materially affect the Business, or its operations or the Internal Employees or Temporary Employees or (b) with respect to or that could have the effect of preventing, delaying, imposing limitations or conditions on or otherwise interfering with the consummation of the Contemplated Transactions. None of the Company Entities is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) that has a Material Adverse Effect on the Business or any Company Entity’s operations, assets or Internal Employees or Temporary Employees. Except as set forth in Schedule 6.22 of the Disclosure Schedules, all Actions listed (or which are required to be listed) in Schedule 6.22 of the Disclosure Schedules are fully covered by insurance policies, subject to such deductibles as are set forth in Schedule 6.22 of the Disclosure Schedules and/or in the Company SEC Reports. There is no pending Action by any Company Entity or any of their respective Related Parties that, if found against such Company Entity or their respective Related Parties, would be reasonably expected to have a Material Adverse Effect on the Business or any of the Company Entities’ operations, assets or employees, and during the past three (3) years, to the Knowledge of the Company Entities, none of the Company Entities or their respective Related Parties has threatened any such Action against any Third Party.

6.23 Compliance with Laws.

(a) Each of the Company Entities is and has been during the preceding three (3) years in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its respective assets.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Company Entity of, or a material failure on the part of such Company Entity to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of any Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Except as set forth on Schedule 6.23(c) of the Disclosure Schedules and/or in the Registration Statement, no Company Entity has received or failed to address any written notice or Order from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of such Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.24 Permits.

(a) Schedule 6.24(a) of the Disclosure Schedules contains a true and correct list of, and each Company Entity possesses, all material Permits which are required in order for the Company Entities to conduct the Business as presently conducted, including all Permits required pursuant to the Contracts to which such Company Entity is a party.

(b)

(i) each Permit is valid and in full force and effect;

(ii) each Company Entity is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Permit;

(iii) no Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of the Company Entities, threatened, including in connection with the consummation of the Contemplated Transactions. No administrative or governmental Action has been taken, or, to the Knowledge of the Company Entities, threatened, in connection with the expiration, continuance or renewal of any Permit set forth (or required to be set forth) on Section 6.24(a) of the Disclosure Schedules and, to the Knowledge of the Company Entities, there is no valid basis for any such Action other than the transactions contemplated herein;

(iv) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit;

(v) no Company Entity has received any notice, Order or other communication (whether oral or written) from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit;

(vi) all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority;

(vii) the Permits collectively constitute all of the Permits necessary to permit the Company Entities to lawfully conduct and operate the Business in the manner in which the Company Entities currently conduct and operate the Business and to permit the Company Entities to own and use their respective assets in the manner in which they currently own and use such assets;

(viii) each such Permit can be renewed in the Ordinary Course of Business; and

(ix) there are no circumstances that could reasonably be expected to result in a failure of, or material delay in, the issuance of any Permit for which an application of any Company Entity is pending.

6.25 Environmental Matters. Each Company Entity is, and has been, in compliance with all applicable Environmental Laws. The Company Entities possess, and are in compliance with, all Environmental Permits which are required under applicable Environmental Laws for the operation of the Business. There are no, and there have not been, any Environmental Claims pending or, to the Knowledge of the Company Entities, threatened against any Company Entity, nor is there any basis for any such Environmental Claims. No Internal Employee or Temporary Employee or other Person has been exposed to Hazardous Materials which exposure could be the basis of any Environmental Claim or other claim against or liability of any Company Entity. No Company Entity has received any communication alleging that it is not (or was not) in compliance with, or has liability or potential liability under, any applicable Environmental Laws or Environmental Permits. There are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Leased Real Property or any other real property or personal property owned, leased, operated or used by any Company Entity or at which any Company Entity has performed services, nor has there been any Release of any Hazardous Materials therefrom, in violation of, or which could be the basis of liability or obligation under, Environmental Laws. No Company Entity has received any notice or request for information from any Person (a) of potential or actual liability for cleanup or environmental remediation thereof or (b) under or relating to CERCLA or any comparable state or local law. No capital improvements are necessary for the Company Entities to continue to operate the Business in compliance with Environmental Law, and the Company Entities do not maintain reserves under GAAP for environmental matters, liabilities or potential liabilities.

6.26 Real Estate.

(a) None of the Company Entities owns any Real Property.

(b) Schedule 6.26(b) of the Disclosure Schedules and/or in the Company SEC Reports sets forth a complete and correct list of all Real Property in which any of the Company Entities has a leasehold or subleasehold interest, or other right to use or occupy (such Real Property is herein referred to as the “Leased Real Property”), including the address of all the Leased Real Property and the owner(s) of the Leased Real Property. The Company has Made Available to Atlantic a complete and correct copy of each Lease or other Contract (or, in the case of any oral Lease or Contract, a written description thereof) pertaining to any of the Leased Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto (collectively, the “Company Entity Leases”) all of which are identified on Schedule 6.26(b) of the Disclosures Schedule and/or in the Company SEC Reports. Each of the Company Entity Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof, except to the extent that such enforceability may be limited by the General Enforceability Exceptions. Except as listed on Schedule 6.26(b), all conditions precedent to the enforceability of each Company Entity Lease has been satisfied and there is no Breach or default, nor state of facts which, with the passage of time, notice or otherwise, would result in a Breach or default (i) on the part of or by any Company Entity, or permit the termination, modification or acceleration of rent by the lessor thereunder, or (ii) on the part of the lessor thereunder.

6.27 Intellectual Property; IT Assets; Data Privacy.

(a) Schedule 6.27(a)(i) of the Disclosure Schedules contains a complete list of (i) all Registered Intellectual Property and (ii) other material Company Intellectual Property. The Company Intellectual Property listed on Schedule 6.27(a)(i) of the Disclosure Schedules constitutes all of the Intellectual Property necessary for the operation of the Business as it is currently conducted. Each Person listed in Schedule 6.27(a)(i) of the Disclosure Schedules is the owner or licensee of all right, title and interest in and to each of the Company Intellectual Property items listed for it therein, free and clear of all Encumbrances, and has the right to use all of the Company Intellectual Property without payment to a Third Party, other than with respect to licenses listed on Schedule 6.27(a)(ii) of the Disclosure Schedules. The use of the Company Intellectual Property does not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property rights of any Third Party. The Company Entities have taken all actions reasonably necessary to maintain and protect all of the Registered Intellectual Property held by them, including payment of applicable maintenance fees and filing of applicable required filings as and when required with the appropriate Governmental Authority. No action must be taken within sixty (60) days after the Closing Date with respect to any of the Company Intellectual Property to protect or maintain Atlantic’s ownership and/or rights with respect thereto. None of the Company Intellectual Property is or has been adjudged by a Governmental Authority to be invalid or unenforceable in whole or part. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any material Company Intellectual Property, or (ii) result in the creation of any Encumbrance with respect to any of the Company Intellectual Property.

(b) No Person, other than the Company Entities, possesses any ownership or other interest with respect to any Company Intellectual Property or any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing any Company Intellectual Property.

(c) To the Company’s Knowledge, none of the Company Entities, nor their conduct of the Business, has materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Third Party, and no Company Entity has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Company Entities, no Third Party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property. No Action is pending or, to the Knowledge of the Company Entities, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or by any product or service made, used, sold or otherwise provided by any of them, or (ii) challenging the scope, ownership, validity, or enforceability of any Intellectual Property owned or used by the Company.

(d) The Company Entities have taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets forming part of the Company Intellectual Property. None of the Company Entities has made any of its respective trade secrets or other confidential or proprietary information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials. The Company Entities have good title to and an absolute right to use the trade secrets forming part of the Company Intellectual Property, as well as all other material Company Intellectual Property purported to be owned by them. The trade secrets forming part of the Company Intellectual Property are not part of the public knowledge or literature and, to the Knowledge of the Company Entities, have not been used, divulged or appropriated either for the benefit of any Person (other than the Company Entities) or to the detriment of the Company Entities. No Company Intellectual Property is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(e) Except as set forth in Schedule 6.27(e) of the Disclosure Schedules, the Company Entities have obtained from all Persons (including employees and current or former consultants and subcontractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Company Intellectual Property purported to be owned by them, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, or other agreements or written documentation which assign to and vest in the Company the exclusive ownership of such work, invention, improvement or other rights. The Company has delivered or Made Available to Atlantic copies of the standard forms of such assignments, agreements or other written documentation used by the Company Entities. None of such agreements (including any agreement for the performance of professional services by or on the behalf of the Company Entities) confers upon any Person other than the Company Entities any ownership interest, exclusive license or other right with respect to any Company Intellectual Property in connection with such agreement.

(f) The IT assets of the Company Entities operate and perform in all material respects in a manner that permits the Company Entities to conduct the Business as currently conducted and no Person has gained unauthorized access to or otherwise interfered with the operation of any IT asset. In all matters related to the Business, the Company Entities have implemented and followed reasonable security measures including, data backup and disaster recovery processes that are appropriate for businesses that collect, maintain and transfer sensitive health and other personal information.

(g) Each of the Company Entities is in compliance in all material respects with (i) all applicable Laws and Legal Requirements pertaining to (A) data security, cybersecurity, privacy, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together “Privacy Laws”) (e.g., the FTC Act, the CCPA, and the NY SHIELD Act); (ii) the Payment Card Industry Security Standards set by the PCI Security Standards Council, to the extent that it is subject to same, pursuant to contract or otherwise, and it has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations; and (iii) all obligations imposed upon any Company Entity in Contracts (or portions thereof) to which it is a Party that are applicable to Data Activities (such obligations collectively, “Privacy Agreements”). Except as set forth in Schedule 6.27(g) of the Disclosure Schedules, the Company Entities do not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States. The Company Entities have implemented and distributed written privacy and data security policies, including a publicly posted website privacy policy (“Privacy and Data Security Policies”), which are all of the privacy and data security policies that the Company Entities are required to maintain. The Company has Made Available to Atlantic a true, correct, and complete copy of each of said Privacy and Data Security Policies. At all times, the Company Entities have been and they are in compliance in all material respects with all such Privacy and Data Security Policies. None of the execution, delivery, or performance of this Agreement, nor the consummation of any of the Contemplated Transactions, will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(h) (i) There is no pending, nor has there been since January 1, 2022 any material Actions against the Company initiated by: (x) any Person; (y) the United States Federal Trade Commission, any state attorney general or similar state official; (z) any other Governmental Authority, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging any violation by or on behalf of the Company of Privacy and Data Security Policies.

(ii) Since January 1, 2022, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or, to the Company’s Knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, or any material unauthorized intrusions or breaches of security into the Company systems.

(iii) The Company owns or has license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. To the Company’s Knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(iv) The Company has taken organizational, physical, administrative and technical measures required by Privacy Requirements consistent with standards prudent in the industry in which the Company operates to protect (i) the integrity, security and operations of the Company’s information technology systems, and (ii) the confidential data owned by the Company or provided by the Company’s customers, and Personal Data against data security incidents or other misuse. The Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(v) In connection with each third-party service provider whose services are material to the Company and involve the processing of Personal Data on behalf of the Company, the Company has in accordance with Privacy Laws, since January 1, 2022, entered into valid data processing agreements with any such Third Party in accordance with applicable Privacy Laws.

(vi) The consummation of any of the transactions contemplated hereby, will not violate any applicable Privacy Agreements.

(vii) There have not been any Actions related to any data security incidents or any violations of any Privacy Requirements that have been asserted in writing against the Company, and, to the Company’s Knowledge, the Company has not received any written correspondence relating to, or written notice of any Actions with respect to, alleged violations by the Company of, Privacy Agreements.

6.28 Improper Payments. Except as set forth on Section 6.28 of the Disclosure Schedules, none of the Company Entities or their respective former or current Related Parties or Representatives has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject any Company Entity to any damage or penalty in any civil, criminal or governmental Action; (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose, (c) taken any action, directly or indirectly, that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption law, or (d) has been or is designated on any list of any United States Governmental Authority, including the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the United States Department of Commerce’s (“Commerce”) Denied Persons List, the Commerce Entity List, and the United States Department of State’s Debarred List.

6.29 Information Supplied. Except as set forth on Section 6.29 of the Disclosure Schedules, none of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement and/or the Registration Statement will, when the Registration Statement is declared effective or when the Proxy Statement is mailed to the Company’s Shareholders or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.30 No Other Representations. Except as set forth on Section 6.30 of the Disclosure Schedules, in entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE VI and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Atlantic or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledge, represent, warrant and agree that, except for the representations and warranties expressly set forth in ARTICLE V and in the Ancillary Documents to which it is or will be a party, the Company, nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

6.31 Brokers. Except as set forth on Schedule 6.31 of the Disclosure Schedules, neither the Company nor any Company Entity has any liability to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

Article VII
[Intentionally Omitted]

Article VIII
Termination

8.1 Termination. This Agreement, and the transactions contemplated by this Agreement, may be terminated and abandoned at any time prior to the Closing:

(a) by mutual written consent of Atlantic and the Company;

(b) by Atlantic, if there has been a material breach of any of the representations or warranties set forth in ARTICLE VI or any material breach by the Company of any covenant or agreement on the part of the Company set forth in this Agreement and such failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Atlantic, and (ii) the Termination Date; provided, however, that Atlantic is not then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.5, and 3.7 from being satisfied;

(c) by the Company, if there has been a material breach of any representation or warranty set forth in ARTICLE V or any material breach by Atlantic of any covenant or agreement set forth in this Agreement and the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Atlantic by Company and (ii) the Termination Date; provided, however, that the Company is then not in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.5, and 3.6 from being satisfied;

(d) by Atlantic or the Company if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2024 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Atlantic if Atlantic’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; and (iii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party if such party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; or

(e) by Atlantic or the Company, if any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; or

(f) by Atlantic or the Company, if the special meeting of Company Stockholders, pursuant to the Proxy Statement described in Section 4.4(a) above, has been held (including any adjournment or postponement thereof) and has concluded, and the Company Stockholders have duly voted and the Required Company Stockholder Approval was not obtained.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of this Section 8.2 and ARTICLE VII , each of which shall survive such termination and remain valid and binding obligations of the Parties, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for the willful breach of this Agreement by, or any fraud of, such Party.

Article IX
Miscellaneous

9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto shall terminate at the Effective Time, provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Expenses. Except as provided herein, each Party shall pay its fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives.

9.3 Construction and Usage.

(a) The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” refer to the corresponding Sections of this Agreement.

(b) In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) references to “Dollar” or $ means the lawful currency of the United States.

(c) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

9.4 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Parties):

(a) if to Atlantic and/or Merger Sub:

Atlantic International Corp.

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

Attention: Christopher Broderick, Chief Operating Officer

Email: cbroderick@atlantic-international.com

with a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 34th Floor

New York, New York 10158

Attention: Elliot H. Lutzker, Esq.

Email: ehl@dhclegal.com

(b) if to the Company (prior to Closing):

Staffing 360 Solutions, Inc.

757 Third Avenue, 27th Floor

New York, NY 10017

Attention: Brendan Flood, CEO

Email: brendan.flood@staffing360solutions.com

with a copy (which shall not constitute notice) to:

Haynes & Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10112

Attention: Rick Werner, Esq. and Simin Sun

Email: rick.werner@haynesboone.com and simin.sun@haynesboone.com

9.5 Jurisdiction; Service of Process. Any Action arising out of or relating to this Agreement or any Contemplated Transaction may be brought in a state or federal court of competent jurisdiction in the State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Action referred to in the first sentence of this Section 9.5 may be served on any Party anywhere in the world.

9.6 Enforcement of Agreement. Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it may be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

9.7 Waiver, Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between the Parties and any of their Related Parties) and constitutes (along with the schedules, exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties hereto.

9.9 Disclosure Schedules. The representations and warranties contained in ARTICLES V and VI are qualified by reference to the Disclosure Schedules of Atlantic (the “Atlantic Disclosure Schedules”) and the Company (the “Company Disclosure Schedules”) attached to this Agreement, and in the SEC Reports of Atlantic and the Company (collectively, the “Disclosure Schedule”). The Parties agree that the Disclosure Schedules constitute (a) exceptions to particular representations, warranties, covenants and obligations of the Company, as set forth in this Agreement, or (b) descriptions or lists of other items referred to in this Agreement. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to any Party or, or the Business. The Parties acknowledge that headings have been inserted on the individual schedules included in the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Disclosure Schedule.

9.10 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; provided, that Atlantic may assign its rights hereunder to Merger Sub and/or collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment in violation of this Section 9.10 shall be void ab initio. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.10.

9.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.12 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Contemplated Transactions, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

9.13 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as otherwise provided in this Agreement, express or implied, nothing is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.14 Extension; Waiver. The Company (prior to the Closing) may (a) extend the time for the performance of any of the obligations or other acts of Atlantic set forth herein, (b) waive any inaccuracies in the representations and warranties of Atlantic set forth herein or (c) waive compliance by Atlantic with any of the agreements or conditions set forth herein. Atlantic may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.15 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.16 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic mail in PDF or Docusign formats shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Reorganization on the date first above written.

Atlantic AND Merger Sub:

ATLANTIC INTERNATIONAL CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

A36 MERGER SUB INC. a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

COMPANY:

STAFFING 360 SOLUTIONS, INC., a Delaware corporation

By:	/s/ Brendan Flood
Brendan Flood, Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below.

“Action” means any litigation, suit, action, proceeding, claim, indemnification claim (under contract or otherwise), demand, complaint, grievance, investigation (including a Tax audit), hearing, audit, order, decree, injunction, judgment, ruling, directive, charge, award, arbitration, mediation or otherwise, including those commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” and “Affiliates,” with respect to any Person, means any Person or Persons which, directly or indirectly, control(s) or is or are controlled by that Person, or is or are under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Document” or “Ancillary Documents” means any one or more of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to ARTICLE III hereof.

“Approval” means any license, permit, consent, approval, authorization, order, registration, filing, waiver, qualification or certification.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any Ancillary Document or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Company Intellectual Property” means any and all Intellectual Property that is owned or licensed by the Company and/or has been or is used or is held for use in the Business, including any and all derivative works developed from such Intellectual Property, and includes the Registered Intellectual Property.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or (ii) all or a material portion of assets or businesses of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Entities” means collectively, the Company, Faro Recruitment America, Inc., Monroe Staffing Services, LLC, Lighthouse Placement Services, Inc., Key Resources Inc., Headway Workforce Solutions, Inc..

“Company Shareholders” means the holders of the Company Common Stock immediately prior to the Effective Time.

“Company Outstanding Shares” means the sum of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and each of the Ancillary Documents.

“Contract” means any written or oral agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Damages” means all Actions, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, dues, liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, liabilities, costs, fees and expenses, including reasonable attorneys’, accountants’, consultants’, investigators’ and experts’ fees and expenses incurred in investigating, defending or settling any of the foregoing and/or in the enforcement of this Agreement. For the avoidance of doubt, “Damages” shall include any punitive damages owing to a Third Party.

“Employee Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive- compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental- unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is sponsored, maintained or contributed to by a Company Entity, or with respect to which any Company Entity has or may have any liability (including, without limitation, through its relationship with an ERISA Affiliate), and (b) provides compensation and/or benefits, or describes policies or procedures applicable to any current or former director, officer, employee or individual service provider of any Company Entity, or the dependents of any thereof.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, warrant, purchase right, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim(s)” means any and all administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence or Release into the environment of any Hazardous Material; (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Material.

“Environmental Law(s)” means any and all foreign, federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law in effect and any judicial or administrative interpretation thereof as of the Agreement Date and the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.

“Environmental Permits” means all environmental, health and safety licenses, permits, registrations, approvals, authorizations and agreements from or with Governmental Authorities.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire partnership interests, membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.202.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs), silica, respiratory irritants, lead and lead based paint and radon gas; (b) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law; and (c) any other pollutant, contaminant, chemical, material, substance, waste or constituent (including crude oil or any other petroleum product and asbestos) addressed by, subject to regulation under, or which can give rise to liability or an obligation under, any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 Public Law 104- 191, as amended and the HHS implementing regulations at 45 C.F.R. Parts 160, 162, 164.

“Indebtedness” means, with respect to any Person, all liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities, including earn-out payments or similar obligations, (other than ordinary trade accounts payable) net of any acquisition-related receivables arising under or related to the purchase of such assets, services or securities (other than ordinary trade accounts receivable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements; (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) Management Payments; (j) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (i) after giving effect to the Closing; (k) all Indebtedness of the types referred to in clauses (a) through (i) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; and (l) any unfunded pension liabilities. For the avoidance of doubt, the definition of Indebtedness shall exclude the Stand-Alone Amount under the BMO Credit Facility.

“Intellectual Property” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) internet domain names, trademarks, service marks, trade dress, trade names (including variants thereof currently used in the Business), logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration of Parent hereof, (d) mask works and registrations and applications for registration thereof, (e) computer software (including source code and executable code), data, data bases and documentation thereof, including rights to Third Party Software used in the Business, (f) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing, assembly, construction, production and service processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (g) social media accounts, (h) other intellectual property rights, (i) copies and tangible embodiments thereof (in whatever form or medium) and (j) all goodwill associated with the foregoing (including the right to sue and recover damages for past, present and future infringements thereof).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”: (a) with respect to the Company means the actual knowledge of the directors and officers of the Company, as well as any employees or consultants acting in relation to the Contemplated Transactions, with respect to a particular fact or other matter; (b) with respect to Atlantic means the actual knowledge of the directors and officers of Atlantic.

“Law” means each provision of any currently implemented Federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means any lease of Real Property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Company Entity is a Party and any other Contract pertaining to the leasing or use of any equipment.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, and multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Made Available” or words of similar import (regardless of whether capitalized or not) means, when used with reference to documents or other materials required to be provided or made available to any other Party, any documents or other materials posted to the respective electronic data rooms maintained by each Party as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement.

“Management Payments” means all obligations and liabilities of the Company Entities (or assumed from other Persons) with respect to all amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of the Company Entities pursuant to any Employee Plan or any other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of the Contemplated Transactions, whether or not accrued on the Financial Statements, and together with the employer’s portion of all payroll and similar Taxes payable in connection therewith.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to such Person or to the condition (financial or otherwise), results of operations or prospects of such Person or its business taken as a whole; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a Material Adverse Change or Material Adverse Effect: (a) the effect of any change that is generally applicable to the industry and markets in which such Person operates; (b) without limiting subparagraph (a) immediately above, the effect of any change that is generally applicable to the United States economy or its securities or financing markets, or the world economy or international securities or financing markets; (c) any event, effect, change or circumstance resulting from or related to an act of God, war, natural disaster, act of terrorism or similar event affecting the United States; (d) the effect of any change in GAAP or applicable Laws; (e) the failure of such Person to meet or achieve the results set forth in any projection, forecast, or budget; (f) the effect of any events or occurrences related to the announcement or consummation of the Contemplated Transactions pursuant to this Agreement; or (g) the effect of any action taken by such Person that is required by the terms of this Agreement or was otherwise taken (or not taken) with the prior written consent of or at the direct request of an authorized officer of the other parties to this Agreement; provided, however, that any change or effect referred to in subparagraphs (a), (b), (c), or (d) of the foregoing definition may be included in the determination of whether a Material Adverse Change or Material Adverse Effect has occurred if such change or effect has a disproportionate adverse impact on such Person, relative to the other companies of similar size operating in the same industry in which such Person operates.

“NY SHIELD Act” means the New York Stop Hacks and Improve Electronic Data Security Act, as amended.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require extraordinary or special authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken or events that occur, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same or similar line of business as such Person.

“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable or for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business, in each case, for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the balance sheet included in the Interim Financial Statements; (c) applicable zoning, entitlement, building and other land use Encumbrances promulgated by any Governmental Authority applicable to the Leased Real Property which do not, individually or in the aggregate, interfere in more than a de minimis way with the current use, occupancy or operation of any Leased Real Property; (d) as to the Leased Real Property, (i) easements, encumbrances, restrictions and other matters of record, (ii) easements, encumbrances, restrictions and other matters that would be shown by an accurate ALTA title insurance policy or an accurate ALTA/ACSM survey, and (iii) rights of any landlords.

“Permits” means all Consents, licenses, permits, registrations, approvals, authorizations and agreements from, with, issued, granted, given or otherwise Made Available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including, without limitation, Environmental Permits.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to any Person, is capable of identifying an individual), including, without limitation, data collected automatically, including data collected through a mobile or other electronic device.

“Post-Closing Atlantic Shares” means the quotient determined by dividing (i) the Atlantic Outstanding Shares by (ii) 87.5%.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Public Documents” means any report, document or filing made with the U.S. Securities and Exchange Commission.

“Atlantic Outstanding Shares” means the sum of the total number of shares of Atlantic Common Stock outstanding immediately prior to the Effective Time.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Registered Intellectual Property” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company.

“Registered IP” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Related Party” means:

(a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) an interest; (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (v) any Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with any of the foregoing individuals; and

(b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Subsidiary of such Person; (iii) any Person that holds an equity or other beneficial interest, directly or indirectly, in such specified Person; (iv) each Person that serves as a director, officer, partner, manager, employee, consultant, agent, executor, trustee, advisor or other Representative of such specified Person (or in a similar capacity);(v) any Person in which such specified Person holds an equity or other beneficial interest, directly or indirectly; and (vi) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (x) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (y) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Company Stockholder Approval” means the requisite vote, consent or approval of the Company’s members (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s organizational documents, any member agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the U.S. Federal securities laws.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Stockholder Approval Matters” means, collectively, matters to be approved by the Company stockholders at the Special Meeting, including: (i) approving the receipt of Atlantic Common Stock in the Merger and the change of control of the Company; (ii) authorization of a change in the Board of Directors of the Company as mutually agreed with Atlantic; and (iii) such other related matters and business as may properly come before the Special Meeting or any adjournments or postponements thereof; and (iv) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of the Company.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee or similar assessment, levy, tariff, charge or duty in the nature of a tax, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Taxing Authority, and any amounts described herein for which a taxpayer is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement or other similar agreement.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Sharing Agreement” means any written agreement or arrangement entered into prior to the Closing binding any Company Entity, the principal purpose of which is the allocation, apportionment, sharing or assignment of, or indemnity for, any Tax liability or benefit.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Third Party” means a Person that is not a Party to this Agreement and not an Affiliate or Related Party of any such Party.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Tax Deductions” means, without duplication, any deductions allowable under applicable Tax Law generated by the payment by the Company Entities on or prior to the Closing Date of (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company Entities in connection with or resulting from the Closing, (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness in connection with or resulting from the Closing, (c) all fees, costs and expenses incurred by the Company Entities in connection with or incident to this Agreement and the transactions contemplated hereby, including, any such legal, accounting and investment banking fees, costs and expenses, (d) any Company transaction expenses, and (e) any employment Taxes with respect to the amounts set forth in the foregoing clauses. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29, to the extent applicable, to determine the amount of any success based fees for purposes of subparagraph (c) above.

“Transfer Tax” means all sales, use, transfer, recording, privilege, documentary, gross receipts, conveyance, excise, license, stamp, duties or similar Taxes and fees, regardless of the Person on whom such Taxes are imposed by applicable Law, including any penalties and interest.

“Treasury Regulations” means the regulations of the United States Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local laws.

*     *     *      *      *

Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STAFFING 360 SOLUTIONS, INC.

First: The name of this corporation is Staffing 360 Solutions, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road Suite 201, Dover Delaware, 19904, County of Kent. The name of its registered agent at such address is Cogency Global, Inc.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of common stock having the par value of $0.001 per share (“Common Stock”),

Fifth: The number of directors shall be specified in or determined in the manner provided in the bylaws of the Corporation. In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

Sixth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Seventh: To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: This Amended and Restated Certificate of Incorporation shall become effective on [____] at [___] PM, Eastern Time.